Exhibit 99.1

News Release
Babcock & Wilcox Enterprises Reports First Quarter 2024 Results

•Exceeded expectations with Revenue of $207.6 million and Operating Income of $4.3 million
•Increased Full Year 2024 Adjusted EBITDA target range to $105.0 million to $115.0 million, excluding BrightLoopTM and ClimateBrightTM expenses
•Announced 2024 contract signings and awards of approximately $500.0 million, nearly double the amount in the same period last year
•Announced backlog of $532.8 million and implied backlog of $826.4 million in project opportunities
•Achieved annualized cost savings of approximately $20.0 million to date related to strategic business realignment progressing toward stated target of over $30.0 million

Q1 2024 Continuing Operations Highlights and Outlook

–Revenues of $207.6 million, which was lower compared to the first quarter of 2023, as anticipated, primarily due to our strategic shift towards selective higher-margin projects
–Operating income of $4.3 million, compared to $1.3 million in the first quarter of 2023
–Net loss of $15.8 million, including a $5.1 million loss on debt extinguishment, compared to net loss of $12.7 million in the first quarter of 2023
–Loss per share of $0.22, compared to a loss per share of $0.18 in the first quarter of 2023
–Adjusted EBITDA of $12.5 million, compared to $13.6 million in the first quarter of 2023
–Adjusted EBITDA of $13.2 million, excluding BrightLoop and ClimateBright expenses

(AKRON, Ohio – May 9, 2024) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced results for the first quarter 2024.

"We are pleased to report a strong start to the year, highlighted by first quarter consolidated revenue and Adjusted EBITDA that exceeded Company expectations. Benefiting from our strategic shift to reduce reliance on high-interest, low-margin new build projects, we’ve seen improvement in our Adjusted EBITDA margins and further demonstrated the strength of our aftermarket parts and services businesses,” commented Kenneth Young, B&W’s Chairman and Chief Executive Officer. “Despite what has historically been a seasonally softer period for our business, customer activity across all segments remains robust, reinforcing our positive outlook for 2024. We recently increased our full-year Adjusted EBITDA guidance to a range of $105 million to $115 million, excluding BrightLoop and ClimateBright expenses, following stronger-than-expected signings and commitments during the first quarter of 2024. Our commitment to operational excellence remains strong, as we continue to focus on strategically investing in future growth through our ClimateBright decarbonization platform and BrightLoop hydrogen generation technology.”

“We are actively working to capitalize on our $9 billion global pipeline of identified project opportunities, with approximately $500 million in new contracts and awards secured this year – nearly double the same period last year. This reflects the growing demand from industrial and utility customers for solutions in power generation upgrades, environmental technologies, and renewable and hydrogen projects. Our recently-announced $246 million coal-to-natural-gas conversion project is a prime example, and we look forward to supporting more customers in extending the life of their thermal power generating assets. We are seeing increased opportunities for coal-to-natural gas and coal-to-biomass projects in the U.S. based on new EPA requirements. In tandem, our efforts to progress BrightLoop continue both on commercial development of existing projects as well as continued focus on improving overall operational effectiveness of our technologies to produce low cost green hydrogen."

“As we look to the remainder of 2024, we expect strong operating momentum driven by our Thermal and Environmental segments. With a healthy demand pipeline across all business segments, we expect new bookings and stronger financial performance to continue throughout the year. We continue to focus on our balance sheet and expect continued improvements in our cash and liquidity as we began efforts to reduce our long-term debt.”

Q1 2024 Continuing Operations Financial Summary

Revenues in the first quarter of 2024 were $207.6 million, a 14% decline compared to $241.3 million in the first quarter of 2023, primarily attributable to lower volumes in our Renewable segment due to our strategic shift to reduce reliance on lower-margin new build business. Loss in the first quarter of 2024 was $15.8 million, compared to a loss of $12.7 million in the first quarter of 2023. Loss per share in the first quarter of 2024 was $0.22 compared to a loss per share of $0.18 in the first quarter of 2023. Operating income in the first quarter of 2024 was $4.3 million compared to operating income of $1.3 million in the first quarter of 2023. Adjusted EBITDA was $12.5 million, a decrease of 8% compared to $13.6 million in the first quarter of 2023. Implied bookings in the first quarter of 2024 were $500.6 million. Ending implied backlog was $826.4 million, an increase of 29% compared to implied backlog at the end of the first quarter of 2023. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of net income, the most directly comparable GAAP measure, to Adjusted EBITDA for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox Renewable segment revenues were $52.3 million for the first quarter of 2024, a decrease of 38% compared to $84.1 million in the first quarter of 2023. The decrease in revenue is primarily due to our strategic shift to reduce reliance on lower-margin new build projects. Adjusted EBITDA in the first quarter of 2024 was $1.7 million, a decrease of 62% compared to $4.3 million in the first quarter of 2023, primarily due to the reduced volume described above, partially offset by higher Adjusted EBITDA attributable to the European Renewable parts and services business.

Babcock & Wilcox Environmental segment revenues were $48.4 million in the first quarter of 2024, an increase of 23% compared to $39.4 million in the first quarter of 2023. The increase is primarily driven by higher volume related to flue gas treatment projects and higher overall volume of cooling technology projects, as well as slightly increased volume in our parts business. Adjusted EBITDA in the first quarter of 2024 was $3.3 million, an increase of 75% compared to $1.9 million in the first quarter of 2023, primarily attributable to the higher volume described above and improved operating performance as certain environmental projects were completed in the quarter.

Babcock & Wilcox Thermal segment revenues were $110.2 million in the first quarter of 2024, a decrease of 8% compared to $119.2 million in the first quarter of 2023. The revenue decrease is attributable to a large construction project completed in 2023 that was not fully replaced in 2024. Adjusted EBITDA in the first quarter of 2024 was $13.7 million, consistent with $13.7 million in the first quarter of 2023, due to increased international sales being offset by the decreased Adjusted EBITDA in our U.S. construction business.

Liquidity and Balance Sheet

At March 31, 2024, the Company had total debt of $441.6 million and a cash, cash equivalents and restricted cash balance of $102.5 million.

Reducing Cost of Debt

During the quarter, we closed the financing of a $150 million revolving credit facility. We expect that the new credit facility will reduce our interest cost by up to $5 million per year based on current interest rates. We also amended our existing Reimbursement Agreement, including updating certain financial covenants thereunder.

Impacts of Market Conditions

Management continues to adapt to macroeconomic conditions, including the impacts from inflation, higher interest rates and foreign exchange rate volatility, geopolitical conflicts (including the ongoing conflicts in Ukraine and the Middle East) and global shipping and supply chain disruptions that have continued to have an impact in 2024. In certain instances, these situations have resulted in cost increases and delays or disruptions that have had, and could continue to have, an adverse impact on our ability to meet customers’ demands. We continue to actively monitor the impact of these market conditions on current and future periods and actively manage costs and our liquidity position to provide additional flexibility while still supporting our customers and their specific needs. The duration and scope of these conditions cannot be predicted, and therefore, any anticipated negative financial impact on our operating results cannot be reasonably estimated.

Earnings Call Information

B&W plans to host a conference call and webcast on Thursday, May 9, 2024 at 5 p.m. ET to discuss the Company’s first quarter 2024 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (833) 470-1428; the dial-in number for participants in Canada is (833) 950-0062; the dial-in number for participants in all other locations is (929) 526-1599. The conference ID for all participants is 306426. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. In addition to Adjusted EBITDA, in the fourth quarter of 2023, the Company introduced the non-GAAP financial measure of Adjusted EBITDA excluding BrightLoopTM and ClimateBrightTM. Management believes this measure is useful to investors because of the increasing importance of BrightLoop and ClimateBright to the future growth of the Company. Management uses EBITDA excluding BrightLoop and ClimateBright to assess the Company’s performance independent of these technologies. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation, including business transition costs. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP. This release presents Adjusted EBITDA, which are non-GAAP financial measures. Adjusted EBITDA on a consolidated basis is defined as the sum of the Adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the Adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, restructuring costs, impairments, gains and losses on debt extinguishment, costs related to financial consulting, research and development costs and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presents consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. This release also presents certain targets for the Company’s Adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense.

Bookings and Backlog

Bookings and backlog are our measure of remaining performance obligations under our sales contracts. It is possible that our methodology for determining bookings and backlog may not be comparable to methods used by other companies. Implied backlog and implied bookings include projects awarded or under contract but not fully released for performance.

We generally include expected revenue from contracts in our backlog when we receive written confirmation from our customers authorizing the performance of work and committing the customers to payment for work performed. Backlog may not be indicative of future operating results, and contracts in our backlog may be canceled, modified or otherwise altered by customers. Backlog can vary significantly from period to period, particularly when large new build projects or operations and maintenance contracts are booked because they may be fulfilled over multiple years. Because we operate globally, our backlog is also affected by changes in foreign currencies each period. We do not include orders of our unconsolidated joint ventures in backlog.

Bookings represent changes to the backlog. Bookings include additions from booking new business, subtractions from customer cancellations or modifications, changes in estimates of liquidated damages that affect selling price and revaluation of backlog denominated in foreign currency. We believe comparing bookings on a quarterly basis or for periods less than one year is less meaningful than for longer periods, and that shorter-term changes in bookings may not necessarily indicate a material trend.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this release are forward-looking statements. You should not place undue reliance on these statements. Forward-looking statements include words such as “expect,” “intend,” “plan,” “likely,” “seek,” “believe,” “project,” “forecast,” “target,” “goal,” “potential,” “estimate,” “may,” “might,” “will,” “would,” “should,” “could,” “can,” “have,” “due,” “anticipate,” “assume,” “contemplate,” “continue” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things: our financial condition and ability to continue as a going concern; the impact of global macroeconomic conditions, including inflation and volatility in the capital markets; the impact of our divestiture of Babcock & Wilcox Solar Energy, Inc.; risks associated with contractual pricing in our industry; our relationships with customers, subcontractors and other third parties; our ability to comply with our contractual obligations; disruptions at our or manufacturing facilities or a third-party manufacturing facility that we have engaged; the actions or failures of our co-venturers; our ability to implement our growth strategy, including through strategic acquisitions, which we may not successfully consummate or integrate; our evaluation of strategic alternatives for certain businesses and non-core assets may not result in a successful transaction; the risks of unexpected adjustments and cancellations in our backlog; professional liability, product liability, warranty and other claims; our ability to compete successfully against current and future competitors; our ability to develop and successfully market new products; the impacts of industry conditions and public health crises; the cyclical nature of the industries in which we operate; changes in the legislative and regulatory environment in which we operate; supply chain issues, including shortages of adequate components; failure to properly estimate customer demand; our ability to comply with the covenants in our debt agreements; our ability to refinance our 8.125% Notes due 2026 and 6.50% Notes due 2026 prior to their maturity; our ability to maintain adequate bonding and letter of credit capacity; impairment of goodwill or other indefinite-lived intangible assets; credit risk; disruptions in, or failures of, our information systems; our ability to comply with privacy and information security laws; our ability to protect our intellectual property and use the intellectual property that we license from third parties; risks related to our international operations, including fluctuations in the value of foreign currencies, global tariffs, sanctions and export controls; could harm our profitability; volatility in the price of our common stock; B. Riley’s significant influence over us; changes in tax rates or tax law; our ability to use net operating loss and certain tax credits; our ability to maintain effective internal control over financial reporting; our ability to attract and retain skilled personnel and senior management; labor problems, including negotiations with labor unions and possible work stoppages; risks associated with our retirement benefit plans; natural disasters or other events beyond our control, such as war, armed conflicts or terrorist attacks; and the other factors specified and set forth under "Risk Factors" in the Company’s periodic reports filed with the Securities and Exchange Commission, including our most recent annual report on Form 10-K.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While we believe that these assumptions underlying the forward-looking statements are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect actual results. The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

About B&W Enterprises, Inc.
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

# # #

Investor Contact:	Media Contact:
Lou Salamone, CFO	Ryan Cornell
Babcock & Wilcox Enterprises, Inc.	Public Relations
704.625.4944 | investors@babcock.com	Babcock & Wilcox Enterprises, Inc.
330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenues	$207.6	$241.3
Costs and expenses:
Cost of operations	159.1	189.3
Selling, general and administrative expenses	41.4	48.0
Restructuring activities	1.6	0.4
Research and development costs	1.1	1.3
Loss on asset disposals, net	0.1	0.9
Total costs and expenses	203.2	240.0
Operating income	4.3	1.3
Other (expense) income:
Interest expense	(12.8)	(12.7)
Interest income	0.3	0.1
Loss on debt extinguishment	(5.1)	—
Benefit plans, net	0.1	(0.1)
Foreign exchange	(1.3)	(0.5)
Other expense - net	—	(0.4)
Total other expense	(18.8)	(13.5)
Loss before income tax expense	(14.5)	(12.2)
Income tax expense	1.3	0.5
Loss from continuing operations	(15.8)	(12.7)
(Loss) income from discontinued operations, net of tax	(1.0)	0.2
Net loss	(16.8)	(12.5)
Net loss attributable to non-controlling interest	—	—
Net loss attributable to stockholders	(16.8)	(12.5)
Less: Dividend on Series A preferred stock	3.7	3.7
Net loss attributable to stockholders of common stock	$(20.5)	$(16.2)

Basic and diluted loss per share
Continuing operations	$(0.22)	$(0.18)
Discontinued operations	(0.01)	—
Loss per share	$(0.23)	$(0.18)

Basic and diluted shares used in the computation of loss per share	89.5	88.7
(1) Figures may not be clerically accurate due to rounding

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)

(In millions)	March 31, 2024	December 31, 2023
Cash and cash equivalents	$43.9	$65.3
Current restricted cash and cash equivalents	16.9	5.7
Accounts receivable – trade, net	124.4	144.0
Accounts receivable – other	29.9	36.2
Contracts in progress	107.4	90.1
Inventories, net	112.4	113.9
Other current assets	23.0	23.9
Current assets held for sale	24.3	18.5
Total current assets	482.2	497.6
Net property, plant and equipment and finance leases	78.5	78.4
Goodwill	100.7	102.0
Intangible assets, net	42.8	45.6
Right-of-use assets	28.6	28.2
Long-term restricted cash	41.6	0.3
Deferred tax assets	2.1	2.1
Other assets	18.9	21.6
Total assets	$795.5	$775.7

Accounts payable	$129.5	$127.5
Accrued employee benefits	11.2	10.8
Advance billings on contracts	74.9	81.1
Accrued warranty expense	7.2	7.6
Financing lease liabilities	1.4	1.4
Operating lease liabilities	3.8	3.9
Other accrued liabilities	65.3	68.1
Loans payable	4.5	6.2
Current liabilities held for sale	35.2	43.6
Total current liabilities	332.9	350.2
Senior notes	338.4	337.9
Loans payable, net of current portion	98.7	35.4
Pension and other postretirement benefit liabilities	172.2	172.9
Finance lease liabilities, net of current portion	25.8	26.2
Operating lease liabilities, net of current portion	26.0	25.4
Deferred tax liability	13.0	13.0
Other non-current liabilities	11.0	15.1
Total liabilities	1,018.0	976.0
Commitments and contingencies
Stockholders' deficit:
Preferred stock	0.1	0.1
Common stock	5.1	5.1
Capital in excess of par value	1,547.7	1,546.3
Treasury stock at cost	(115.2)	(115.2)
Accumulated deficit	(1,591.5)	(1,570.9)
Accumulated other comprehensive loss	(69.3)	(66.4)
Stockholders' deficit attributable to shareholders	(223.0)	(201.0)
Non-controlling interest	0.5	0.6
Total stockholders' deficit	(222.5)	(200.4)
Total liabilities and stockholders' deficit	$795.5	$775.7

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)

(In millions)	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss from continuing operations	$(15.8)	$(12.7)
Net (loss) income from discontinued operations	(1.0)	0.2
Net loss	(16.8)	(12.5)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of long-lived assets	4.8	5.4
Amortization of deferred financing costs and debt discount	0.7	1.4
Amortization of guaranty fee	0.6	0.2
Non-cash operating lease expense	1.8	0.6
Loss on debt extinguishment	5.1	—
Loss on asset disposals	0.1	0.9
Provision for (benefit from) deferred income taxes	2.5	(1.9)
Prior service cost amortization for pension and postretirement plans	0.2	0.2
Stock-based compensation	1.4	3.4
Foreign exchange	1.3	0.5
Changes in operating assets and liabilities:
Accounts receivable - trade, net and other	18.0	(5.5)
Contracts in progress	(21.5)	(29.0)
Advance billings on contracts	(6.4)	3.6
Inventories, net	3.1	(7.6)
Income taxes	2.9	2.1
Accounts payable	(1.8)	29.6
Accrued and other current liabilities	(8.4)	2.7
Accrued contract loss	(2.8)	(0.7)
Pension liabilities, accrued postretirement benefits and employee benefits	0.2	(4.3)
Other, net	(0.2)	(1.9)
Net cash used in operating activities	(14.9)	(12.9)
Cash flows from investing activities:
Purchase of property, plant and equipment	(3.4)	(2.2)
Purchases of available-for-sale securities	(1.6)	(2.0)
Sales and maturities of available-for-sale securities	2.1	2.1
Net cash used in investing activities	(2.8)	(2.1)

Cash flows from financing activities:
Issuance of senior notes	—	—
Borrowings on loan payable	90.4	—
Repayments on loan payable	(28.8)	(1.7)
Payment of holdback funds from acquisition	(3.0)	—
Finance lease payments	(0.3)	(0.3)
Payment of preferred stock dividends	(3.7)	(3.7)
Shares of common stock returned to treasury stock	—	(0.1)
Debt issuance costs	(3.1)	(0.1)
Other, net	(0.1)	—
Net cash provided by (used in) financing activities	51.3	(5.9)
Effects of exchange rate changes on cash	(2.4)	(1.5)
Net increase (decrease) in cash, cash equivalents and restricted cash	31.1	(22.4)
Cash, cash equivalents and restricted cash at beginning of period	71.4	113.5
Cash, cash equivalents and restricted cash at end of period	$102.5	$91.1
(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three Months Ended March 31,
	2024	2023
REVENUES:
Babcock & Wilcox Renewable	$52.3	$84.1
Babcock & Wilcox Environmental	48.4	39.4
Babcock & Wilcox Thermal	110.2	119.2
Other	(3.3)	(1.5)
	$207.6	$241.3

ADJUSTED EBITDA:
Babcock & Wilcox Renewable	$1.7	$4.3
Babcock & Wilcox Environmental	3.3	1.9
Babcock & Wilcox Thermal	13.7	13.7
Corporate	(6.0)	(5.1)
Research and development costs	(0.1)	(1.3)
	$12.5	$13.6

AMORTIZATION EXPENSE:
Babcock & Wilcox Renewable	$0.5	$0.5
Babcock & Wilcox Environmental	0.8	0.8
Babcock & Wilcox Thermal	1.1	1.1
	$2.3	$2.4

DEPRECIATION EXPENSE:
Babcock & Wilcox Renewable	$0.3	$0.9
Babcock & Wilcox Environmental	0.4	0.2
Babcock & Wilcox Thermal	1.3	1.8
	$2.1	$2.9

	As of March 31,
BACKLOG:	2024	2023
Babcock & Wilcox Renewable	$148.0	$196.5
Babcock & Wilcox Environmental	166.1	172.6
Babcock & Wilcox Thermal	209.1	251.6
Other/Eliminations	9.6	7.3
	$532.8	$628.0

IMPLIED BACKLOG(2):
Babcock & Wilcox Renewable	$158.1	$196.5
Babcock & Wilcox Environmental	192.7	178.5
Babcock & Wilcox Thermal	466.0	256.3
Other/Eliminations	9.6	7.3
	$826.4	$638.6

(2) Implied backlog is backlog plus projects that are awarded or under contract but not fully released for performance. B&W Renewable included $10.1 million in additional implied backlog for the three months ended March 31, 2024. B&W Environmental included $26.6 million and $5.9 million in additional implied backlog for the three months ended March 31, 2024 and 2023, respectively. B&W Thermal included $256.9 million and $4.8 million in additional implied backlog for the three months ended March 31, 2024 and 2023, respectively.

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(2)(3)
(In millions)

	Three Months Ended March 31,
	2024	2023
Net loss	$(16.8)	$(12.5)
(Loss) income from discontinued operations	(1.0)	0.2
Net loss from continuing operations	(15.8)	(12.7)
Interest expense	12.5	12.5
Income tax expense	1.3	0.5
Depreciation & amortization	4.4	5.3
EBITDA	2.4	5.6

Benefit plans, net	(0.1)	0.1
Loss on sales, net	0.1	0.9
Stock compensation	1.4	3.2
Restructuring expense and business services transition costs	1.6	1.0
Settlements and related legal costs, net	(4.1)	(2.5)
Loss on debt extinguishment	5.1	—
Acquisition pursuit and related costs	0.1	0.1
Product development (1)	1.6	1.4
Foreign exchange	1.3	0.5
Financial advisory services	0.2	—
Contract disposal	0.6	1.4
Letter of credit fees	2.4	1.6
Other - net	—	0.2
Adjusted EBITDA	$12.5	$13.6
Product development (1)	(1.0)	(0.7)
BrightLoopTM and ClimateBrightTM expenses	1.7	1.8
Adjusted EBITDA excluding BrightLoopTM and ClimateBrightTM expenses	$13.2	$14.7

(1) Costs associated with development of commercially viable products that are ready to go to market. The elements of these costs associated with BrightLoopTM and ClimateBrightTM are included in the BrightLoopTM and ClimateBrightTM expenses line.
(2) Certain 2023 amounts have been reclassified in the reconciliation to conform to the 2024 presentation.
(3) Figures may not be clerically accurate due to rounding.